Exhibit 99.1

MEDAMICUS, INC.

3RD QUARTER EARNINGS CALL

Leader, Jim Hartman

10/22/03

Sharette:

Good afternoon.  My name is Sharette, and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Medamicus Third Quarter Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer period.  If you would like to ask a question during this time, simply press *1 on your telephone keypad.  If you would like to withdraw your question, press the # key.  Thank you.  Mr. Hartman, you may begin your conference.

Jim Hartman:

Welcome to the Medamicus Third Quarter Conference Call and thank you for joining us today.  This is Jim Hartman, President and Chief Executive Officer of Medamicus.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release issued this morning and our SEC filings, specifically our joint Proxy Statement and Prospectus dated September 12, 2003, for a listing of some of the factors that could cause results to differ materially.

I am very pleased to report that Medamicus shareholders approved the acquisition of the operating assets of BIOMEC Cardiovascular Inc. in yesterday’s special shareholders meeting.  I believe this acquisition represents a critical milestone and provides our Company with an excellent platform for new growth opportunities.

Joining me on the call today is Mark Kraus who has served as the head of our current business operations since 1999 and Chief Operating Officer since 2001 and will now become President of our Delivery Systems Business Unit.  In the future, Vince Owens, President and CEO of BIOMEC Cardiovascular, will join us as well.  Vince will serve as President of our newly-acquired business unit.

During my remarks today, I will discuss the pertinent points related to our third quarter results, provide some revenue guidance for the upcoming quarter, and then discuss in more detail our pending acquisition of the operating assets of BIOMEC Cardiovascular Inc., which is scheduled to close tomorrow.  Following these remarks, we will open the call for your questions.  Mark will assist me during the Q&A session in dealing with questions regarding our operations and the BIOMEC acquisition.

Medamicus’ third quarter revenues were $4,042,000 compared to $4,542,000 in the third quarter of 2002, an 11% decline.  This decline is approximately equal to the sum of a one-time shipment of specialty introducers to Medtronic in the third quarter of 2002 plus the reduction in sales of left ventricle lead delivery system kits to Medtronic in this year’s third quarter compared to last year’s.  Our net income of $381,000 or $0.08 per diluted share compares to net income of $761,000 or $0.15 per diluted share in the comparable period of last year.

Year-to-date sales have decreased just slightly more than 1% to $13,048,000 compared to $13,222,000 in the first nine months of last year.  This modest decline is despite the loss of $2,123,000 of sales compared to the first nine months of last year related to the vertical integration by Medtronic of left ventricle lead delivery system kits.  Net income declined 25% for the nine months ended September 30, 2003 to $1,488,000 or $0.30 per diluted share from $1,986,000 or $0.40 per diluted share a year earlier.

In the third quarter, sales of our core product line of bulk and kit-assembled venous introducers declined by 9% over the third quarter of last year after giving effect to a $347,000 one-time shipment of a specialty introducer to Medtronic in 2002.  This category includes standard introducer kits sold to Medtronic and bulk non-sterile introducers sold to a number of other companies.  Two of our larger customers reduced orders during the period to rectify an imbalance in their inventory levels.  We anticipate orders in the upcoming quarters will return to more normal levels from the companies.  Year-to-date sales in our core product line were 15% ahead of the sales achieved last year.

The biggest factor affecting our sales shortfall in the introducers as the loss of anticipated revenue from our FlowGuard valved introducer.  As we announced last quarter, we suspended production and sales of the FlowGuard to correct a design issue related to the sheath handle resin.  Under our current timeline to return to market, we should be selling FlowGuard introducers early in the first quarter of 2004.  The high level of enthusiasm for the FlowGuard at the physician level as well as with our customers provides us with optimism that the re-launch of the product will be a successful one and give the year 2004 a very positive start. The smaller sized version is on schedule for a second quarter 2004 release.

As noted in the press release, sales of safety needles increased to $177,000 during the third quarter compared to $14,000 a year ago. In addition to sales of safety needle and Medtronic kits, we also made a portion of our initial shipments of individually packaged needs to Cook, Inc. in anticipation of its launch of that product in the fourth quarter.  Contrary to the first quarter when we had to assemble a large quantity of needles by hand, our automated safety needle assembly system is functioning and we are now manufacturing all safety needles on that equipment, although we continue to work to improve the overall efficiency.

As stated earlier, our year-to-date sales for Medamicus have declined just slightly more than 1% or approximately $174,000 year-to-date.  As we announced last year, packaging of the next generation of LVLDS kits has transitioned to a Medtronic facility.  So far in 2003, sales of LVLDS products to Medtronic have declined over $2 million.  We are pleased that we have been able to replace all but $174,000 of this reduction, although at some expense as we transition from mature products with favorable margins to new products, specifically safety needles and FlowGuard introducers, with its requisite startup challenges that have compromised year-to-date gross margins.  We expect a reduction in LVLDS sales of approximately $1 million in the fourth quarter as well compared to 2002 fourth quarter LVLDS sales.

Our gross margins were 40.4% for the quarter compared to 47.4% a year ago.  We made a conscious decision to retain all of our production staff while we resolved the FlowGuard resin issue and are using the time to conduct training and focus on ways to increase production efficiencies.  As a result, we had higher manufacturing overhead costs than would be typical for the lower level of production we experienced.  In addition, we commended depreciation of our automated safety needle assembly equipment in the second quarter and for the full third quarter while our production levels are still substantially below the machine’s capacity.  Finally, about 7% of our sales were for engineering services, a higher than typical amount, that carry a margin rate substantially lower than our typical proprietary product sales.

Investment in research and development during the quarter grew to approximately $460,000, a $77,000 increase when compared to one year ago.  This increase does not reflect an increase in staffing or in the activity within the department, but rather the timing of certain development costs on new products that happened to fall in this quarter.  Some of those development costs were triggered by work on the new resin for the FlowGuard, but the majority of the costs are related to the various advanced delivery system projects we are currently managing.  Year-to-date research and development expenditures represent 9.2% of sales compared to 9.4% through nine months of last year.

Our sales and marketing expenses for the quarter were 4.7% of sales, an increase of 67% to $192,000 when compared to the third quarter of 2002.  This is the result of hiring the full complement of sales product managers we deem necessary to execute our business strategy of highly attentive customer service plus cultivation of key physician relationships.  We expect sales and marketing costs will continue to approximate 4.5-5% of sales on a going forward basis.

During the quarter, we exhibited at several shows, including the Interventional Radiology Show for European Physicians.  We found several interesting customer prospects and made contact with two physicians that have a strong interest in working with us in medical advisory roles.

General and administrative expenses actually declined $62,000 or 14% for the quarter when compared to a year ago.  Year-to-date general administrative expenses are approximately the same as one year ago representing about 10.2% of sales.  The reduction of third quarter expenses reflects timing differences, and we would anticipate that future expenses will continue to approximately 10% or slightly more as a percent of sales.

At this point, I’d like to discuss our acquisition of BCI, which we expect will close tomorrow, and then I will provide some financial guidance for our combined companies for the fourth quarter and 2004.

We have been pursuing an acquisition that would be complementary to our product offering, broaden our customer base, add to our intellectual property portfolio, and bring additional management talent into our organization.  It was also important to us that the business philosophy of an acquisition candidate be consistent with our strategy of developing proprietary products and marketing those products to other medical device companies.  The acquisition of the assets of BIOMEC Cardiovascular Inc. meets all of these criteria.

BCI’s proprietary product line consists of specialty pacing leads designed to be implanted on the outside surface of the heart for use in conjunction with traditional pacing systems and those systems associated with cardiac resynchronization therapy in the treatment of congestive heart failure.  BCI also manufactures and markets an implant tool for placing their leads and, finally, pacing lead adaptors that allow one generation of pacing lead wires to be attached to another generation of pacemakers.  Those different generations are created by the adoption of new international standards.  It is expected that a new international standard for lead connectors, currently called IS4, will be adopted sometime in the next two years requiring an entirely new set of adaptors.  All of BCI’s proprietary products are sold primarily to the big three pacing companies.  BCI has laser welding capabilities and also does a significant amount of packaging for a variety of companies.

There are a number of synergies between our two companies.  The joint marketing of our combined product offering to pacing companies should enable us to bring one-stop shopping and attractive pricing to those customers.  Our development efforts can focus on these specialty leads, but now with a complementary delivery system.  We anticipate a number of cost savings that we can realize by conducting our combined businesses in an efficient manner.

Yesterday, we held a special shareholders meeting to approve the acquisition of BCI, an increase the number of authorized shares, and an increase in shares available for grant under our stock option plan.  I am pleased to report that all of these resolutions passed with at least 80% of the voting shareholders approving the resolutions.  BIOMEC shareholders also approved the transaction.

On Friday, October 17, just last week, we finalized our credit facility with M&I Marshall & Isley Bank consisting of a term loan of $5 million and a line of credit of $3 million.  The proceeds from the term loan will be used to provide a portion of the cash necessary to close the purchase that takes place tomorrow.

The initial payment on the purchase is $18 million, consisting of approximately $17 million paid at closing plus the assumption of about $1 million in liabilities.  The payment consists of 933,333 shares of Medamicus stock valued at $7 million and the remainder of $10 million in cash.  We will also have a second payment to make in early 2004 which will equal two times total 2003 sales minus the $18 million payment made at closing; and another contingent payment in 2005 equal to the increase in proprietary sales in 2004 over 2003.  This payment could double if BCI has contracts in place that evidence long-term revenue potential.

In the third quarter, BCI’s revenue totaled $2,777,000 compared to $1,019,000 in the third quarter of 2002, an increase of 173%.  Year-to-date, BCI had sales of $7,285,000 compared to $3,087,000 for the first nine months of 2002, an increase of 136%.  BCI’s gross margin percent is in the mid-30s and its pretax income for the third quarter was $287,000 and year-to-date $783,000 compared to losses in both comparable periods last year.

Looking ahead, I would provide the following guidance for our combined companies for the fourth quarter and a preview of our expectations for 2004.

Taking into consideration the inclusion of BCI’s results beginning October 24, we expect that combined revenues for the fourth quarter will increase by approximately 40-50% over the revenues Medamicus reported in the third quarter.  This would consist of sales from the Medamicus unit equal to or perhaps slightly less than the third quarter performance, and sales from BCI at a rate consistent or slightly better than the sales reported in their third quarter.

Looking at net income, we expect total combined net income for the fourth quarter to increase approximately 30-40% over the third quarter of 2003 despite the fact that we will incur some integration costs.  While the Medamicus portion of the business may have slightly lower sales in the fourth quarter, we expect gross margins to improve over the third quarter performance.  The BCI business will add a substantial amount of sales but at lower gross margins than those generated by the Medamicus unit, thus increasing net income at a slower rate than the sales increase.  Also keep in mind that the income from BCI will now be taxed in contrast to the pretax number reported above.

We are just beginning to formulate our plans for 2004, but they are being prepared with a high level of enthusiasm for our future prospects.  Medamicus will kick off 2004 with a re-launch of the FlowGuard introducer for both the dialysis market and the smaller sizes for pacing and implantable port procedures.  We will have Cook aggressively marketing our safety needle and expect a number of our advanced delivery projects to become full production launches during the year.

BCI has been growing in excess of 100% during the year 2003 and, while we do not expect sales to continue to increase at those rates, we do anticipate that BCI can grow at 40-60% over the next year.  Our goal is to grow sales of the combined company in 2004 by 70-80% when compared to Medamicus’ sales reported for 2003.  Although we expect net income to grow at a pace somewhat less than the rate of sales growth due to integration costs and BCI’s lower gross profit percent, we expect both business units to improve their gross profit percent results compared to 2003.

This acquisition is a transforming milestone for our Company.  It provides a revenue base that is 50% higher than we have today.  We will have more customers and much less dependence on any one customer.  Our product offering will be one of the strongest in the pacing accessory field.  We will again be participating in one of the highest growth areas in cardiac rhythm management – the treatment of congestive heart failure through resynchronization therapy.  By virtue of being 50% larger, more profitable, having more shares in the public float, and by obtaining listing on the Nasdaq National Markets System which we did last month, Medamicus should be a far more attractive company for institutional investors, and that should prove beneficial for all shareholders.

Recently, we engaged the EDC Group out of San Francisco as our investor relations firm.  Tomorrow, we will be presenting here in the Twin Cities at the Northland Securities Investor Conference at the Radisson Hotel in downtown Minneapolis.  In early December, we will be traveling to New York and Boston to tell our new story to institutional investors in those cities.

Thank you for listening today. Mark Kraus and I are now ready to entertain your questions.

Sharette:

At this time, if you do have any questions, you can press *1 on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from Patrick Donahue of Northland Securities.

Patrick Donahue:	Good afternoon.

Jim Hartman:	Hi, Patrick.

Patrick Donahue:	Congratulations on wrapping up this acquisition in a timely fashion.

Jim Hartman:	Thank you. We have one more little hurdle to get over.

Patrick Donahue:	I’m sure it’ll be fine.

Jim Hartman:	Yeah, I think it’s all structured and ready to go.

Patrick Donahue:	Can you give us a little color on the progress in the arterial access market for safety needles?

Jim Hartman:

Well, the progress that we’re going to count on is to have Cook out marketing the safety needle and individually packaged products with their very substantial sales force.  They’ve committed to an aggressive marketing campaign to get the word out into the marketplace.  Of all of the partners that we could have found, we think they’re probably at the top of our list of companies that would really take an aggressive approach with this.  They are a needle supplier now and so we’re optimistic that they will get the word out and get the needle exposed to all of the hospitals in the country.  No question about we’ve been disappointed with the level of transition of this product, but quite frankly this is the first significant distribution effort that we’ve had through a major company.  The Medtronic launch of the needle is only in their kits through their salespeople, and this will get the needle exposed to all cath labs and other purchasing people at all the hospitals in the United States.  So we’ll have to see how it plays out, but we’re pretty enthusiastic about having Cook on board.  It’s a $30 million plus market opportunity for us based on the arterial and venous procedures that are done, and we think we can be a significant player if the market materializes.

Patrick Donahue:	Okay. Jim, of that $30 million opportunity, could you give us a feel for how much Cook would represent of that?

Jim Hartman:	Well, as far as I’m concerned they can represent all of it.

Patrick Donahue:	Okay.

Jim Hartman:

They’re our primary distribution channel along with the Medtronic opportunity.  I think we will find other distribution partners on down the road where the needle will be included in other procedural trays.  But Cook really has the opportunity to garner a large share of the arterial market for us.

Patrick Donahue:	And of the $177K in the third quarter, how much of that was for Cook’s stocking order?

Jim Hartman:	I’m guessing about maybe a fourth.

Patrick Donahue:	Okay.

Jim Hartman:	A fourth to a third. I don’t have the exact number here.

Patrick Donahue:	Okay.

Jim Hartman:	And we have another order to ship to them in the fourth quarter.

Patrick Donahue:	Okay. And what was the depreciation during the quarter? Do you have a feel for that? Is it still relatively small?

Jim Hartman:	For the safety needle or for the total company?

Patrick Donahue:	Total company; I apologize.

Jim Hartman:	Depreciation and amortization for the quarter – no, this’ll be for the nine months – $886,000. I’d just divide it by three.

Patrick Donahue:	Okay. And could you give us a feel for the third quarter operating expenses of BCI?

Jim Hartman:

I don’t have that number available, but their operating expenses are pretty consistent if you don’t count manufacturing costs.  If you’re talking about sales and marketing, G&A, and R&D, they are very similar to ours which runs right around 25% of sales.

Patrick Donahue:	Okay. And my final question, tomorrow after the closing, what will your debt level be approximately? Will it be around $4-$5 million?

Jim Hartman:

Yes.  We have virtually no debt today, and after the closing we will have a $5 million term loan on the books; but we will be able to close the transaction without any money out of the $3 million line of credit that we put in place.  So we will have cash available without tapping into our credit line.

Patrick Donahue:	Great. Thank you, Jim.

Jim Hartman:	You’re very welcome. Thank you.

Sharette:	Your next question comes from Tom Laird of Mulholland Capital.

Tom Laird:	Hi, Jim. Congratulations on closing this deal tomorrow. I had two questions. one, you mentioned on the contingent payments in ‘04 – the end of ‘04, the end of ‘05 I guess it was –

Jim Hartman:	Right.

Tom Laird:

– that you thought, and I didn’t understand quite what you said, they could go up?  They could double, I thought you said something, based on some long-term commitments that BCI had?  Could you give me a little more color on that?

Jim Hartman:	Yep. The first contingent payment is a pretty simple calculation. We really paid two times BIOMEC’s 2003 sales and we’re making an $18 million down payment on that in effect tomorrow.

Tom Laird:	Right.

Jim Hartman:	So when we get to the end of the year, we’ll take the BIOMEC sales number, multiple it times two and subtract $18 million from it, and that will be the first contingent payment.

Tom Laird:	And that’s due?

Jim Hartman:	That is due by March 31 of ‘04.

Tom Laird:	Okay.

Jim Hartman:	We suspect that BIOMEC’s sales will fall somewhere plus or minus a few hundred thousand around $10 million.

Tom Laird:	Okay. And then the ‘05?

Jim Hartman:	Yeah. The second contingent payment is only related to proprietary products.

Tom Laird:	Uh-huh.

Jim Hartman:

And it is the difference between 2004 proprietary sales less 2003 proprietary sales; and about 40% right now, 40-50%, of BIOMEC’s sales are proprietary sales, so we will pay either one times or two times that difference at the end of 2004 and the two times would be because they’ve signed long-term agreements – which are defined in the contract of what long-term means and what magnitude they are – if the contracts are in place that would indicate a long-term revenue stream coming from proprietary products.

Tom Laird:	Can you tell us? Do you have any sort of level of confidence or expectations on that front?

Jim Hartman:

Well, I think they have a good chance to double their proprietary sales, so if that happened I think they would be in the $8-$9 million, which would indicate our payment 2X would be maybe $8-$10 million.  And the bulk of that can be paid in stock, but it could all be paid in cash also.

Tom Laird:	So you’re suggesting they have a shot at doing that, you think?

Jim Hartman:	Yes.

Tom Laird:	Okay. There’s some visibility on that?

Jim Hartman:	Uh-huh.

Tom Laird:

Okay.  The other question I had was you mentioned in ‘04 that you might have sort of full-fledged introductions of new product.  Now that’s not the FlowGuard; you’re referring then to your development stage products?

Jim Hartman:	Well, we have two FlowGuard launches. One is to re-launch the dialysis version, the larger size.

Tom Laird:	Uh-huh.

Jim Hartman:	And the second one is to launch the smaller sizes which would be used for pacing procedures and implantable ports, and that should happen in the second quarter.  We have a safety pick product that we’re excited about that is in development that we should be launching somewhere in the middle of the year, probably early third quarter.  And we also believe that a couple, at least two if not more, of our advanced delivery projects that we’re working on with various companies will become commercial products during 2004.

Tom Laird:	Could you tell us anything about this end markets – the safety pick or those other two – or are you still kind of unable to do that at this point?

Jim Hartman:	Well, the safety pick is a product that – Mark Kraus is here with me. Why doesn’t Mark tell you what the safety pick market is about?

Mark Kraus:

The pick market, first of all, is a percutaneous inserted central catheter that goes in your arm.  And they use sheathed needles to put those in.  We’ve invented a sharps protection version of that needle device to put these catheters in, and we’re in the process of negotiating terms for distribution of this product in 2004 and most likely it’ll be ready for production about the second quarter.  There’s about a million pick lines placed annually around the United States, so that’s the visibility on that product.

Tom Laird:	Well, what kind of ASPs are those?

Jim Hartman:	That’ll be about a $4-$5.

Tom Laird:	Okay, thanks. And the other two, can you say anything, Jim?

Jim Hartman:	I can’t.

Tom Laird:	Okay.

Jim Hartman:

Because, to be quite honest with you, I’m not sure which ones of them we’re going to materialize.  Out of our 12 projects, there’s probably four of them that have the potential to be 2004 products; but having been around the medical device industry for the last 12 years, I know things don’t ever go quite as fast as you wish they would so I would suggest that a couple of them will probably become products.  We’ve been public about the fact that we’re working with a company on septal defect repair so that’s one possibility.  We’re also working with a company called Cardio

Optics on a vision system that can see through blood, and that project is moving along as well.

Tom Laird:	Okay, thank you.

Jim Hartman:	You’re welcome.

Sharette:	Your next question comes from Dennis Neilson of Feltl and Company.

Dennis Nielsen:	Hi, Jim.

Jim Hartman:	Hi, Dennis.

Dennis Nielsen:

Again, my congratulations along with the other guys.  I had just a couple of other questions for you.  The cost of enrolling or getting your stock on the National Market System, was that capitalized or is that expensed or how is that handled?

Jim Hartman:	That will be included as part of the cost of the transaction because it was a requirement of our negotiations and so it will become a transaction cost and will end up being in goodwill.

Dennis Nielsen:

Okay.  Secondly, you mentioned in your comments earlier about the opportunities for some cost cutting or some rationalization of eliminating I presume some dual opportunities.  Where do you see the biggest opportunity there for rationalizing those duplicate costs?  Is that going to be in sales and marketing or administrative overhead?

Jim Hartman:

I think where the savings will come in, BCI runs very skinny on general administrative expenses as we do, but I think where the opportunities will come in is not necessarily in eliminating positions but it’s in continuing to provide the administrative needs of the business with the staff we have while our sales increase of 60-70-80% next year is in total company.  So as a percentage of sales, I think our G&A expenses will go down next year.  I don’t think there’ll be a substantial amount of cost cutting, if any, to be perfectly honest with you.

Dennis Nielsen:	So mostly at this point it’s just leveraging the fixed costs off of more sales?

Jim Hartman:	Yep. And because of the earn-out, BCI’s going to have the opportunity to run pretty much as they have been and then they’ve certainly been turning in terrific results, so we want that to continue and not to disrupt what’s going on there.

Dennis Nielsen:	Okay. Thank you very much.

Jim Hartman:	Uh-huh.

Sharette:	Your next question comes from Brian Brunell of Perry’s Research Group.

Brian Brunell:

Thank you.  In the joint proxy statement you issued, you projected – or BCI projected – $9.1 million in ‘03 sales, and today you’re telling us it’s about $10 million.  Can you give us some color as to why that’s higher?

Jim Hartman:

I think in all their categories – I guess I don’t have a comparison of where the $9.1 million and where we kind of think it’s coming in – but their sales are growing rapidly in really all areas in their accessory business, in their leads.  They’ve gotten a number of new contracts related to IS-1 adaptors which they manufacture.  And the CRT for congestive heart failure of that particular lead, that business has been growing.  So I think it’s kind of an across-the-board improvement that was put together this summer.  I just think their prospects continue to improve.

Brian Brunell:	Thank you. Also on the joint proxy statement you declined to name their largest customer. Would you care to do that at this time?

Jim Hartman:	Yeah, St. Jude is their largest current customer.

Brian Brunell:	And St. Jude currently doesn’t have an FDA-approved resynchronization product. Is that right?

Jim Hartman:	In the U.S., I believe that’s right. But they sell internationally.

Brian Brunell:	Okay. Is that a significant portion of their business, or do you expect significant growth from that? Or is that just one piece of the total package?

Jim Hartman:	Well, I think it’s one piece of the package, but it’s certainly a growth opportunity for them.

Brian Brunell:	Okay. And my last question, have you got any current plans to move the safety needle assembly equipment under your property?

Jim Hartman:

Not until we have enough space for it.  We wouldn’t have the room to put it right now.  So our lease expires sometime in 2005 and I would anticipate that would be the point in time when we would bring it here.

Brian Brunell:	Okay, thank you.

Jim Hartman:	Uh-huh.

Sharette:	Once again, if you do have a question, please press *1 on your telephone keypad. Your next question comes from Stephen Emerson with Emerson Investment Group.

Stephen Emerson:	Congratulations! It’s been a long struggle.

Jim Hartman:	It’s all been fun.

Stephen Emerson:	Good. I’d like to clarify a few previous comments. When you mentioned there’s a $30 million needle opportunity through Cook, would that be your revenues or the joint revenues?

Jim Hartman:

Well, I don’t know if that’s through Cook, but we’ve looked at the arterial and venous market use of needles is something around 13-14 million procedures and if you take a $2.50 to $3.00 ASP for us, that’s how you get to $30 million.

Stephen Emerson:	Excellent. And that would be inclusive of Medtronic?

Jim Hartman:	Sure, yep.

Stephen Emerson:	Okay, excellent. You mentioned transition costs next year. Can you give us a magnitude? And aren’t you able to take a write-off this year and get these expenses out of the way?

Jim Hartman:

Well, to be perfectly honest with you, I’m not terribly certain what those costs are going to be; but BCI has to change their name.  There’s going to be business cards, stationery, lots of re-doing of all their literature, booth graphics, a lot of those kinds of things.  I guess we’ll have to talk to our auditors to see whether those are –

Stephen Emerson:	But that’s what you mean. You don’t mean a million dollars in this and that and the other. You mean minor expenses.

Jim Hartman:	Right. Yeah, I think they’re more in the 100 grand range rather than the million grand range.

Stephen Emerson:

Oh, my God!  A hundred grand?  Excellent.  {Laughter}  I understand it’s been mentioned that you’re working on a steerable catheter product line.  Is that what you mean by the pick product?  Or perhaps you can quantify what the opportunity is, etc., and perhaps what kind of a range we could be looking for in ‘04 for this steerable catheter line.  Give a little more color.

Mark Kraus:	They are not the same; i.e., the pick introducer and the steerable catheters are not the same.

Stephen Emerson:	Okay.

Mark Kraus:	The pick introducer is simply the incorporation of our traditional venous introducer peel-away onto a new sharps protection device that we’ve invented.

Stephen Emerson:	Got it.

Mark Kraus:	And so that gives the physician or the healthcare provider the ability to access the radial veins to place these pick lines and then reduce the risk of sharps injury.

Jim Hartman:

Just a second, Steve.  This is Jim again.  But you remember back when we talked about the safety introducer kind of being a next generation product after the safety needle launch?  This is really a version of a safety introducer.  It’s taking our miniature micro-introducer and putting it over a safety needle; so it’s kind of a next generation of that product.

Stephen Emerson:	Oh, okay.

Jim Hartman:	But Mark can tell you about the steerable catheter because that’s a really exciting –

Stephen Emerson:	Yeah, give us color because it sure sounded very exciting.

Mark Kraus:

Well, the steerable catheter is a platform of technologies that we are developing and inventing around the idea of being able to articulate or steer a guide catheter once you’re in the body.  And there are a number of emerging therapies such as atrial fibrillation, the treatment of these septal defects, different repair therapies for mitral valve repair, congestive heart failure-related maladies that are being invented.  These therapies are being invented and they require very unique and sophisticated technologies to deliver them into the heart or in other places in the body.  And our articulating guide catheter essentially gives those companies a platform in which to deliver their device in a very specific and directed way.  So they don’t have to buy two or three fixed-curve shapes guide catheters; they can buy ours and articulate it one time.  So that’s the primary purpose of our articulating guide catheter.

Jim Hartman:	It’s really an introducer, but a far more sophisticated one, because it actually steers.

Stephen Emerson:	Okay.

Jim Hartman:

And it really is incorporated in our advance delivery system projects.  This is a platform that we have been using to garner these development contracts with these 12 companies as our capability to make that steerable introducer, if you will, and both a fixed curve and a steerable one are employed in a number of these development projects that we’re working on.  So that’s the foundation of how we got these contracts.

Stephen Emerson:	By “steerable,” do you mean out of the body you bend something and stick it in? Or do you mean if it’s in the body, you push a button and the shape changes?

Mark Kraus:	The latter.

Stephen Emerson:	Okay.

Mark Kraus:	Once it’s in the body, you can actually steer it different directions.

Stephen Emerson:	Okay. Can you give us some idea as to market opportunity you’re shooting at?

Mark Kraus:

Well, for example, the atrial fibrillation market.  It’s estimated today that there are about 4 million people walking around the planet with atrial fibrillation, and our catheter could be used to deliver different therapeutic devices to treat atrial fibrillation.  In the treatment of septal defects, there may be opportunities for our catheter to be used to direct septal repair devices to their correct location in the heart.  If you were to repair the mitral valve – and there are about just in portions of the septal defect repair market – there are about 500,000 people for instance who have patent foramen ovale, which is a septal defect.  There are 1.5 million people in the country that have – or in the United States anyway – that have congestive heart failure different ailments such as mitral valve defect.  In those sites, repair devices are being developed and our catheters could be used to deliver those devices

Stephen Emerson:	Okay. And what kind of a price range would your catheter – what ballpark? Is this $100 or is this ten bucks?

Jim Hartman:	No, it’s $100.

Stephen Emerson:	Got it. Well, that sounds very substantial. And when you talk about joint development, are they paying or are you basically working jointly to adapt your device?

Mark Kraus:	Both.

Stephen Emerson:	Okay. When do you expect that one of these devices would be in the clinic or could be in the clinic? How far along are you with one of the major applications, let’s say?

Mark Kraus:

Some of these devices will begin to be used in clinical applications next year.  When they become commercially available is really going to be a matter of how quickly the PMAs and the regulatory approvals can take place.

Stephen Emerson:	So this would be a PMA which could take a couple of years?

Mark Kraus:	Yeah. I think it has a very long-term approach or view of it, yes.

Stephen Emerson:	Okay. Rather than a device approval?

Mark Kraus:	That’s correct.

Stephen Emerson:	Got it. So two-year would be too long? It’s more – I don’t know the time frame. Is it six months to two years or more pretty lengthy?

Jim Hartman:

Well, that’s what I was mentioning before is we have 12 projects and I think we’re optimistic that probably a couple of them can become commercial products next year, but it’s probably ‘05 when the substantial number of those are – an additional number would be – more likely to come to market.

Stephen Emerson:	So this could represent half a million dollars in ‘04 and $5 million in ‘05? Or that’s just ridiculous?

Jim Hartman:	No, that’s not ridiculous.

Stephen Emerson:	Okay. Thank you very much, and, again, congratulations.

Jim Hartman:	Okay. Thanks, Steve.

Sharette:	At this time, there are no further questions. Are there any closing remarks, Mr. Hartman?

Jim Hartman:	No, just thank you very much for joining us.

Sharette:	Okay. Thank you for participating in today’s conference call. You may now disconnect.